Exhibit 5.1

May 21, 2018

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:
We have acted as counsel for Denbury Resources Inc., a Delaware corporation (the “Company”), in connection with (1) Registration Statement No. 333-222066 on Form S-3 (as amended, the “Registration Statement”), filed by the Company on December 14, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rules 415 and 462(e) under the Securities Act, and (2) the filing of a Prospectus Supplement dated May 21, 2018 to the prospectus dated December 14, 2017 (as supplemented by the Prospectus Supplement dated May 21, 2018, the “Prospectus”) included in the Registration Statement. The Prospectus relates to the offer and sale of up to 16,743,372 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by certain stockholders of the Company (the “Selling Stockholders”) to be named in one or more prospectus supplements to be filed with the Commission from time to time (each, a “Future Prospectus Supplement”). The Shares will be issued by the Company upon the mandatory conversion of its 5% Convertible Senior Notes due 2023 anticipated to occur on or about May 29, 2018.
We have examined such documents and such matters of fact and law as we deem necessary or appropriate to enable us to render the opinions contained herein, including the Registration Statement and the Prospectus. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers of the Company.
For purposes of this opinion, we have assumed that the automatic effectiveness of the Registration Statement has not been suspended, and the Registration Statement will remain effective at the time of any offers and sales of Shares thereunder, and that one or more future Prospectus Supplements with respect to the sale of any Shares to be offered and sold under the Prospectus shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder.
Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Denbury Resources Inc.
May 21, 2018

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP